Exhibit 99.1

FOR IMMEDIATE RELEASE

TechniScan secures $10 million Equity Financing Facility

SALT LAKE CITY (date, 2011) — TechniScan (OTC BB: TSNI), a medical device company engaged in the development and commercialization of an automated 3D breast ultrasound imaging system, announced today that it has entered into a $10 million equity purchase agreement with Southridge Partners II, LP.

“We are pleased to have secured this equity financing facility with Southridge, a forward thinking institutional investor, which provides future flexibility in capital raising,” said Dave Robinson, chief executive officer of TechniScan. “We plan to use the proceeds, as needed from this facility, to support clinical studies of Warm Bath Ultrasound breast imaging technology.”

Pursuant to the purchase agreement, TechniScan has the right to sell to Southridge up to $10 million of its common stock over a 24 month period. TechniScan will have the right, but is not obligated, to sell stock to Southridge depending on certain conditions as set forth in the purchase agreement.

Southridge is committed to working with TechniScan in its vital research in developing better breast cancer diagnostics and pleased to be the company’s equity investor,” said Stephen Hicks, chief executive officer of Southridge.

A more complete and detailed description of the purchase agreement is set forth in TechniScan’s current report on Form 8-K filed today with the Securities and Exchange Commission.

The offer and sale of the shares of TechniScan’s common stock issuable under the facility have not been registered under the Securities Act of 1933, as amended.  Accordingly, these securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.  TechniScan has agreed to file within 30 days a registration statement on Form S-1, covering the resale of the common stock issued and issuable in accordance with the terms of the facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About TechniScan

TechniScan, Inc. is a medical device company engaged in the development and commercialization of a non-invasive imaging tool designed to provide physicians with automated ultrasound images of the human breast. TechniScan’s Warm Bath Ultrasound™ (WBU™) imaging device is limited by U.S. law to investigational use unless, and until, cleared by the FDA. For more information, please visit www.tsni.com.

Forward Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TechniScan, Inc. (the “company”) to be materially different from those expressed or implied by such forward-looking statements. The company’s future operating results are dependent upon many factors, including risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the company’s Annual Report on Form 10-K filed on March 22, 2010. The company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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For more information contact:
Dave Robinson
TechniScan, Inc
(801) 994-2965
drobinson@tsni.com